Exhibit 99.1


                                                   NEWS RELEASE

                                       Contact:    Donald F. Gayhardt
                                                   President
                                                   Dollar Financial Group, Inc.
FOR IMMEDIATE RELEASE                              (610) 640-5925
---------------------


       DOLLAR FINANCIAL GROUP ANNOUNCES FISCAL YEAR END OPERATING RESULTS
                 AND ADDITIONAL RESTRUCTURING OF NORTH AMERICAN
                          CORPORATE OVERHEAD FUNCTIONS


         BERWYN, Pennsylvania, September 29, 2003 - Dollar Financial Group, Inc., a leading international financial services company serving under-banked consumers, today announced operating results for the fiscal year and the fiscal fourth quarter ended June 30, 2003. The Company also stated that it has completed the previously announced restructuring of North American corporate overhead functions.

OPERATING RESULTS

         For the fiscal year ended June 30, 2003, revenue increased 8.6% to $219.4 million from $202.0 million reported for the prior fiscal year. Comparable retail store, franchised store and document transmitter revenues increased 8.1%, or $15.8 million for the fiscal year. The remainder of the revenue increase is primarily attributable to the contribution from new stores, most which were opened in the Company's Canadian market. For the quarter ended June 30, 2003, revenue increased to $55.5 million from $51.9 million reported for the prior year period, an increase of 6.8%. Comparable retail store revenue increased 7.3% for the quarter. At June 30, 2003, the Company operated 1,084 total stores, up from 1,018 at the end of the prior fiscal year, with the majority of the store growth concentrated in the Company's franchised operations in the United Kingdom and Canada.

         For the fiscal year ended June 30, 2003, store and regional expenses declined as a percentage of revenue to 64.9% from 67.4% in the prior year. The decrease was primarily related to the increased revenue base, particularly in the Company's consumer lending operations, as well as reduced salaries and benefits, occupancy and other expenses (which include bank charges, net returned check expense and advertising) as a percentage of total revenue. For the quarter ended June 30, 2003, store and regional expenses decreased as a percentage of revenue to 63.8% from 66.5% in the prior year period.

         Corporate expenses for the fiscal year ended June 30, 2003 were $31.2 million, or 14.2% of revenue, compared to $24.5 million, or 12.1% of revenue, for the prior year period. This increase was primarily related to: (i) costs associated with the implementation of enhanced transaction processing systems, particularly those that support the Company's North American operations; (ii) professional fees associated with the Company's banking relationships for its domestic consumer lending product; (iii) investment in new products and services; and (iv) increased salaries and benefits associated with the growth of foreign operations. For the three months ended June 30 2003, corporate expenses were $7.5 million, or 13.6% of revenue, compared to $7.0 million, or 13.5% of revenue, for the three months ended June 30, 2002. With the completion of the restructuring of the North American corporate overhead support functions, the Company expects corporate expenses as a percentage of revenue to decline in fiscal 2004.

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

         Adjusted EBITDA, defined as earnings before interest, taxes, depreciation, amortization, non-cash charges to earnings associated with foreign currency translations, losses on store closings and sales and other certain non-recurring items, increased to $51.4 million for the fiscal year ended June 30, 2003 from $48.4 million for the fiscal year ended June 30, 2002. For the quarter ended June 30, 2003, Adjusted EBITDA was $13.6 million, an increase of 14.6% from $11.9 million in the prior year period.

The following is a reconciliation of Adjusted EBITDA to Net Income (in millions):

                                                                     Three months            Twelve months
                                                                    ended June 30,           ended June 30,
                                                                   2002        2003         2002       2003
                                                                ----------  ---------   ---------------------
Net Income                                                       $ 1,033     $   578      $ 6,037     $ 2,131
Add:
Loss on store closings and sales and other restructuring             339       1,237        1,435       3,987
Depreciation and amortization                                      2,614       2,369        9,231       9,179
Interest expense                                                   4,677       5,388       18,694      20,168
Foreign currency loss (gain)                                        (229)       (405)         474       (317)
Income tax provision                                               1,199       4,195       10,199      13,511
Establishment of reserve for legal matter                              0         250            0       2,750
Establishment of reserve for new consumer lending arrangements     2,244           0        2,244           0
Other                                                                  0           4            0           5
                                                                ----------  ---------    ---------------------
Adjusted EBITDA                                                  $11,877     $13,616      $48,314     $51,414
                                                                ==========  =========    =====================


         Adjusted EBITDA is presented as additional information because management believes it to be a useful indicator of the Company's ability to meet debt service obligations and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles).

         Commenting on the results, Jeff Weiss, the Company's Chairman and Chief Executive Officer said, "The fourth quarter of fiscal 2003 was a strong one for the Company and we are very pleased with both the results and our ability to sustain the operational progress and earnings momentum that we developed earlier in the year. In the U.S., we continue to see difficult economic conditions, although we are hopeful that a sustained recovery will finally begin to impact our customer base in a meaningful way. All of our key credit ratios--loan and bad check losses--are in line with expectations and reflect improved collection practices and tighter underwriting and verification standards. This performance, in conjunction with improved store-level cost control, helped our U.S. operations improve operating performance during fiscal 2003."

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

         Don Gayhardt, the Company's President, continued, "Our international operations continue to perform very well as we focus on consolidating our leading market positions in Canada and the U.K., with total revenue increasing by 22.3%, from $89.0 million for the fiscal year ended June 30, 2002 to $108.9 million for the comparable period in fiscal 2003. We also opened 96 new company-operated and franchised locations in Canada and the U.K. and we look forward to further expansion of our foreign store networks during fiscal 2004. In addition, our international operations were successful in the area of new product development, as Canada introduced a re-loadable debit card and the U.K. further expanded a customer loyalty and premium card program. Both of these products are being tested in the U.S. during fiscal 2004. Finally, we continue to benefit from higher translated earnings as the dollar remains weak relative to the Canadian and U.K. currencies."

RESTRUCTURING

         During the fourth quarter ended June 30, 2003, the Company took steps to restructure its North American corporate office functions by transferring certain operational support functions to Victoria, British Columbia where the Company's Canadian subsidiary is headquartered. This restructuring completes the process of rationalizing North American corporate office functions that began in October 2002. (As part the October 2002 restructuring, the Company also closed 29 under performing stores and eliminated related field administration positions). This restructuring was completed during the quarter ended June 30, 2003.

         During the quarter ended June 30, 2003, the Company recorded costs for severance and other retention benefits of $0.8 million and store closure costs of $0.4 million. These charges were expensed within "Loss on store closings and sales and other restructuring" on the Company's Consolidated Statement of Operations. For the fiscal year ended June 30, 2003, the Company incurred an aggregate amount of severance and other retention benefits and store closure costs of $1.6 million and $2.4 million, respectively, or a total of $4.0 million.

         Addressing the restructuring, Don Gayhardt said, "The restructuring was completed on time and with minimal disruption to our store operations in North America. We believe that the restructuring will save $5.0 million per year, and that these savings will be fully realized during fiscal 2004."

         The Company will hold an investor conference call on Wednesday, October 1, 2003 at 11:00 a.m. Eastern Time. Investors can participate in the conference call by dialing (888) 455-9675 (U.S. and Canada) or (630) 395-0059
(International); use the confirmation code "Dollar". Jeffrey A. Weiss, Chief Executive Officer, and Donald F. Gayhardt, President, will be hosting the call.


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

         For your convenience, the conference call will be replayed in its entirety beginning at 2:00 p.m. Eastern Time on October 1, 2003 through 5:00 p.m. Eastern Time on October 3, 2003. If you wish to listen to the replay of this conference call please dial (800) 873-9204 (U.S. and Canada) or (402) 220-5311 (International).

         This release may contain certain forward-looking statements regarding the Company's expected performance for future periods. Actual results for such periods may materially differ. Such forward-looking statements involve risks and uncertainties, including risks related to depository institutions and of changing market conditions in the overall economy and the industry, consumer demand, the opening of new stores, the success of the Company's acquisition strategy and other factors detailed from time to time in the Company's annual and other reports filed with the Securities and Exchange Commission.


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